Exhibit 99.1

PROKIDNEY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of ProKidney LP (for purposes of this section, “ProKidney,” “Company,” “we,” “us” and “our”) should be read together with our unaudited condensed consolidated and combined financial statements as of and for the three and six months ended June 30, 2022 and for the three and six months ended June 30, 2021, together with the related notes thereto, included as Exhibit 99.2 to this Amendment No. 1 to the Current Report on Form 8-K. Some of the information contained in this discussion and analysis or set forth elsewhere in this Amendment No. 1 to the Current Report on Form 8-K, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors” of the definitive proxy statement on Schedule 14A filed by ProKidney Corp. (formerly Social Capital Suvretta Holdings Corp. III) with the U.S. Securities and Exchange Commission (the “SEC”) on June 10, 2022, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a clinical-stage biotechnology business with a transformative proprietary cell therapy platform capable of treating multiple chronic kidney diseases using a patient’s own cells isolated from the patient intended for treatment. Our approach seeks to redefine the treatment of chronic kidney disease (“CKD”), shifting the emphasis away from management of kidney failure, to the restoration or improvement of kidney function to stop or delay progression of CKD. Our lead product candidate, which we refer to as REACT, is designed to stabilize or improve kidney function in a CKD patient’s diseased kidneys. REACT is a product that includes selected renal cells (“SRCs”) prepared from a patient’s own, autologous, renal cells. SRCs are formulated into a product for reinto the patient’s kidneys using a minimally invasive outpatient procedure that can be repeated if necessary. Because REACT is a personalized treatment composed of cells prepared from a patient’s kidney, there is no need for treatment with immunosuppressive therapies, which are required during a patient’s lifetime when a patient receives a kidney transplant from another, allogeneic donor.

We are currently conducting a Phase 3 development program and multiple Phase 2 clinical trials for REACT in subjects with moderate to severe diabetic kidney disease. We are also conducting a Phase 1 clinical trial for REACT in subjects with congenital anomalies of the kidney and urinary tract (“CAKUT”). REACT has been well tolerated by subjects with moderate to severe diabetic kidney disease in Phase 1 and 2 clinical testing to date. It has also been shown, in Phase 1 and 2 clinical testing, to stabilize renal function in subjects based on measurements of iohexol renal clearance and urinary albumin-to-creatinine ratio (“UACR”). REACT has received Regenerative Medicine Advanced Therapy (“RMAT”) designation from the United States Food and Drug Administration (the “FDA”).

Incorporated as ProKidney LLC (“ProKidney Bermuda”) under the laws of Bermuda in December 2018, we were initially capitalized with $75.0 million to finance the purchase of ProKidney-KY and ProKidney-US, and to fund the clinical development of REACT. In December 2014, Tengion, Inc. (“Tengion”), whose assets were purchased in March 2015 by RegenMedTX, LLC, a predecessor to ProKidney, commenced a bankruptcy proceeding (the “Chapter 7 Case”) by filing a voluntary petition for relief under the provisions of chapter 7 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). As a result of the filing of the Chapter 7 Case, a Chapter 7 trustee was appointed by the Bankruptcy Court to assume control of Tengion.

On August 5, 2021, ProKidney LP was formed as a limited partnership under the laws of Ireland, with ProKidney Bermuda becoming a wholly owned subsidiary of ProKidney LP. Any references to “ProKidney” or the “Company” following this reorganization refer to ProKidney LP.

The Business Combination

We entered into the business combination agreement, dated as of January 18, 2022 (the “Business Combination Agreement”) with Social Capital Suvretta Holdings Corp. III (“SCS”), a special purpose acquisition company, on January 18, 2022 (the “Business Combination”). Pursuant to the Business Combination Agreement, and upon the close of the transaction on July 11, 2022, SCS acquired ProKidney LP and its subsidiaries. As a result of the closing (the “Closing”) of the Business Combination, SCS’s name was changed to ProKidney Corp. After the Closing, the combined company is organized in an umbrella partnership-C corporation (a so called “Up-C”) structure, and ProKidney Corp.’s direct assets consist of Post-Combination ProKidney Common Units and all of the issued and outstanding equity interests of ProKidney Corp. GP Limited (“New GP”), which became the general partner of ProKidney upon the Closing. Substantially all of the operating assets and business of ProKidney Corp. is held indirectly through ProKidney.

The Business Combination will be accounted for as a common control transaction in accordance with GAAP. Under the guidance in ASC 805, SCS will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of ProKidney issuing shares for the net assets of SCS, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations following the Business Combination will be those of ProKidney Corp. The Business Combination will have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization.

The Business Combination resulted in gross proceeds of approximately $596,537,000. This amount reflects a contribution of $21,737,000 of cash held in SCS’ trust account, net of redemptions, and a $574,800,000 concurrent private placement of Class A ordinary shares of the combined company, priced at $10.00 per share (the “PIPE Placement”). Upon close, these proceeds were used to repay the outstanding balance of $35,000,000 under the Company’s two promissory note agreements with certain holders of its Class A Units (the “Promissory Notes”) and related accrued interest. Additionally, the proceeds were used to pay those expenses previously incurred by SCS related to the business combination of approximately $21,029,000 as well as advisory and placement fees of approximately $29,389,000 incurred in connection with the PIPE Placement.

Business Impact of the COVID-19 Pandemic

The global COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the COVID-19 situation closely. To date, our financial condition and operations have not been significantly impacted by the COVID-19 pandemic. However, we cannot, at this time, predict the specific extent, duration or full impact that the COVID-19 pandemic will have on our financial condition and operations, including our ongoing and planned clinical trials. The extent of the impact of COVID-19 on our business, operations and clinical development timelines and plans remains uncertain and will depend on certain developments, including the duration and spread of the outbreak and its impact on our clinical trial enrollment, trial sites, contract research organizations (“CROs”), and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel as some of our employees are working remotely. We will continue to actively monitor the rapidly evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. The development of our product candidates could be disrupted and materially adversely affected in the future by the COVID-19 pandemic. Our planned clinical trials also could be delayed due to government orders and site policies on account of the pandemic, and some patients may be unwilling or unable to travel to study sites, enroll in our trials or be unable to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services, which would delay our ability to conduct clinical trials or release clinical trial results and could delay our ability to obtain regulatory approval and commercialize REACT or any future product candidates. Furthermore, COVID-19 could affect our employees or the employees of research sites and service providers on whom we rely, including CROs, as well as those of companies with which we do business, including our suppliers, thereby disrupting our business operations. Quarantines and travel restrictions imposed by governments in the jurisdictions in which we and the companies with which we do business operate could materially impact the ability of employees to access clinical sites, laboratories, manufacturing sites and offices. These and other events resulting from the COVID-19 pandemic could disrupt, delay, or otherwise adversely impact our business.

Financial Operations Overview

Revenue

We have not generated any revenue since our inception and do not expect to generate any revenue from the sale of products in the near future, if at all. If our development efforts for REACT or any other product candidates are successful and result in marketing approval, or if we enter into collaboration or license agreements with third parties, we may generate revenue in the future from a combination of product sales or payments from such agreements.

Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with our research and development activities, including the development of REACT.

Research and development costs include:

•	external research and development expenses incurred under agreements with CROs and other scientific development services;

•	costs of other outside consultants, including their fees and related travel expenses;

•	costs related to compliance with quality and regulatory requirements;

•	costs of laboratory supplies and acquiring and developing clinical trial materials;

•	payments made under third-party licensing agreements;

•	personnel-related expenses, including salaries, bonuses, benefits and share-based compensation expenses, for individuals involved in research and development activities; and

•	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent, insurance and other internal operating costs.

We expense research and development costs as incurred. We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and are reflected in our consolidated balance sheets as prepaid clinical or as a component of total accrued expenses and other. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are deferred and capitalized, even when there is no alternative future use for the research and development. The capitalized amounts are recorded as prepaid clinical and are expensed as the related goods are delivered or the services are performed.

Research and development activities are central to our business model. We expect that our research and development expenses will increase significantly for the foreseeable future as REACT moves into later stages of clinical development.

The successful development of REACT and any product candidates we may develop in the future is highly uncertain. Therefore, we cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the development and commercialization of any of our product candidates. We are also unable to predict when, if ever, material net cash inflows will commence from the sale of REACT or potential future product candidates, if approved. This is due to the numerous risks and uncertainties associated with developing product candidates, many of which are outside of our control, including the uncertainty of:

•	the timing and progress of non-clinical and clinical development activities;

•	the number and scope of non-clinical and clinical programs we decide to pursue;

•	our ability to maintain our current research and development programs and to establish new ones;

•	establishing an appropriate safety profile;

•	the number of sites and patients including clinical trials;

•	the countries in which the clinical trials are conducted;

•	per patient trial costs;

•	successful patient enrollment in, and the initiation of, clinical trials, as well as drop out or discontinuation rates, particularly in light of the current COVID-19 pandemic environment;

•	the successful completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA and comparable foreign regulatory authorities;

•	the number of trials required for regulatory approval;

•	the timing, receipt and terms of any regulatory approvals from applicable regulatory authorities;

•	our ability to establish new licensing or collaboration arrangements;

•	the performance of our future collaborators, if any;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	significant and changing government regulation and regulatory guidance;

•	the impact of any business interruptions to our operations or to those of the third parties with whom we work, particularly in light of the current COVID-19 pandemic environment;

•	obtaining, maintaining, defending and enforcing patient claims or other intellectual property rights;

•	the potential benefits of REACT over other therapies;

•	launching commercial sales of REACT, if approved, whether alone or in collaboration with others; and

•	maintaining a continued acceptable safety profile of REACT, should it obtain regulatory approval.

Any changes in the outcome of any of these variables could mean a significant change in the costs and timing associated with the development of our product candidates. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we anticipate will be required for the completion of clinical development of a product candidate, or if we experience significant delays in our clinical trials due to patient enrollment or other reasons, we would be required to expend significant additional financial resources and time on the completion of clinical development. We may never obtain regulatory approval for any of our product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits and equity-based compensation expenses for individuals involved in our executive, finance, corporate and administrative functions, as well as expenses for outside professional services, including legal, audit, accounting and tax-related services and other consulting fees, facility-related expenses, which include depreciation costs and other allocated expenses for rent and maintenance of facilities, insurance costs, recruiting costs, travel expenses and other general administrative expenses.

We expect that our general and administrative expenses will increase significantly for the foreseeable future as our business expands and we hire additional personnel to support our operations. We also anticipate increased expenses associated with being a public company, including costs for legal, audit, accounting, investor and public relations, tax-related services, director and officer insurance, and regulatory costs related to compliance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) as well as listing standards applicable to companies listed on a national securities exchange.

Other Income (Expense)

Other income consists of interest income earned on cash and cash equivalents held in financial institutions. We expect our interest income to increase following the completion of the Business Combination as we invest the net proceeds from the Business Combination pending their use in our operations.

Income Tax (Expense) Benefit

Income tax expense reflects federal and state taxes on income earned by our subsidiary that is organized as a C corporation for U.S. income tax purposes.

Results of Operations

Comparison of Three Months Ended June 30, 2022 and 2021

The following table summarizes our results of operations for the three months ended June 30, 2022 and 2021 (in thousands):

	Three Months Ended June 30,
	2022	2021	Change
Operating expenses:
Research and development	$11,558	$10,969	$589
General and administrative	9,180	1,748	7,432
Total operating expense	20,738	12,717	8,021
Loss from operations	(20,738)	(12,717)	(8,021)
Interest income	–	2	(2)
Interest expense	(170)	—	(170)
Net loss before taxes	(20,908)	(12,715)	(8,193)
Income tax expense	1,223	10	1,213
Net loss	$(22,131)	$(12,725)	$(9,406)

Research and development expenses

The increase in research and development expenses of approximately $0.6 million for the three months ended June 30, 2022 as compared to the three months ended June 30, 2021, was primarily driven by a $1.3 million increase in cost related to equity-based compensation related to awards granted during 2022. Further, cash-based compensation costs increased by $1.1 million, driven primarily by the hiring of additional personnel. Other research and development costs related to professional fees, quality control, manufacturing improvements and depreciation have also increased by approximately $1.9 million. These costs were offset by decreases in clinical trial cost of approximately $3.9 million related primarily to decreased costs for the Phase 3 trials which were incurring start-up costs during the three-month period ended June 30, 2021.

General and administrative expenses

The increase in general and administrative expenses of approximately $7.4 million for the three months ended June 30, 2022 as compared to the three months ended June 30, 2021, was primarily driven by a $6.5 million increase in equity-based compensation relating to the expense for awards granted in 2022 as well as the sale of Class B-1 Units to service providers at less than their fair value. Additionally, there was a $0.7 million increase in cash-based compensation expense which was driven by the hiring of additional personnel.

Income tax expense

The increase in income tax expense of approximately $1.2 million for the three months ended June 30, 2022 as compared to the three months ended June 30, 2021, was driven primarily by the impact of a provision of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) which became effective for tax years beginning after December 31, 2021. This provision requires specified research and development expenses to be capitalized and amortized ratably over a five-year period and is the primary driver of the income tax expense recognized during the three months ended June 30, 2022.

Comparison of Six Months Ended June 30, 2022 and 2021

The following table summarizes our results of operations for the six months ended June 30, 2022 and 2021 (in thousands):

	Six Months Ended June 30,
	2022	2021	Change
Operating expenses:
Research and development	$40,048	$20,828	$19,220
General and administrative	47,152	3,492	43,660
Total operating expense	87,200	24,320	62,880
Loss from operations	(87,200)	(24,320)	(62,880)
Interest income	–	2	(2)
Interest expense	(184)	—	(184)
Net loss before taxes	(87,384)	(24,318)	(63,066)
Income tax expense	2,233	16	2,217
Net loss	$(89,617)	$(24,334)	$(65,283)

Research and development expenses

The increase in research and development expenses of approximately $19.2 million for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021, was primarily driven by a $14.1 million increase in cost related to equity-based payments for services rendered by a third-party in prior periods, as the cost of those payments was adjusted to the fair value of the awards issued upon their grant date in the six months ended June 30, 2022. Additionally, equity-based compensation costs increased approximately $4.6 million for the six months ended June 30, 2022, due to additional awards granted to employees during the period and the modification of existing awards. Further, cash-based compensation costs increased by $2.0 million, driven primarily by the hiring of additional personnel. Other research and development costs related to professional fees, quality control, manufacturing improvements and depreciation have also increased by approximately $3.5 million. These costs were offset by decreases in clinical trial cost of approximately $5.0 million related primarily to decreased costs for the Phase 3 trials which were incurring start-up costs in the six-month period ended June 30, 2021 and decreases in spending for the Phase 2 trials.

General and administrative expenses

The increase in general and administrative expenses of approximately $43.7 million for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021, was primarily driven by a $33.0 million increase in equity-based compensation for Class B-1 Units sold at less than their fair value to employees, board members and other service providers of the Company. Additionally, there was a $8.6 million increase in equity-based compensation expense which was driven by a modification to the existing awards as well as the grant of additional awards during the six months ended June 30, 2022. Cash-based compensation has also increased by approximately $1.5 million driven by the hiring of additional personnel.

Income tax expense

The increase in income tax expense of approximately $2.2 million for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021, was driven primarily by the impact of a provision of the TCJA which became effective for tax years beginning after December 31, 2021. This provision requires specified research and development expenses to be capitalized and amortized ratably over a five-year period and is the primary driver of the income tax expense recognized during the six months ended June 30, 2022.

Liquidity and Capital Resources

Sources of liquidity

Since our inception, we have not recognized any revenue and have incurred operating losses and negative cash flows from our operations. We have not yet commercialized any product and we do not expect to generate revenue from sales of any products for several years, if at all. From our inception through June 30, 2022, we funded our operations primarily through capital contributions and the Promissory Notes and received aggregate net proceeds from these transactions of $186.5 million and $35.0 million, respectively.

We expect that the net proceeds from the Business Combination, together with our existing cash and cash equivalents at June 30, 2022, will enable us to fund our operating expenses and capital expenditure requirements through 2024. We have based this estimate on assumptions that may prove to be wrong and we could exhaust our capital resources sooner than we expect.

We expect our expenses to increase substantially if, and as, we:

•	initiate and continue research and clinical development of our product candidates, including in particular our clinical trials for REACT;

•	incur third-party manufacturing costs to support our non-clinical studies and clinical trials of our product candidate and, if approved, its commercialization;

•	seek to identify and develop additional product candidates;

•	make investment in developing internal manufacturing capabilities; and

•	seek regulatory and marketing approvals for our product candidates.

In addition, we expect to incur additional costs associated with operating as a public company, including significant legal, audit, accounting, investor and public relations, regulatory, tax-related, director and officer insurance premiums and other expenses that we did not incur as a private company. Developing pharmaceutical products, including conducting clinical trials, is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval for any product candidates or generate revenue from the sale of any product candidate for which we may obtain marketing approval. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of product that we do not expect to be commercially available for at least several years, if ever.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the public or private sale of equity, government or private party grants, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our shareholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our unitholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to obtain additional funding, we could be forced to delay, reduce or eliminate some or all of our research and development programs, product portfolio expansion or any commercialization efforts, which could adversely affect our business prospects, or we may be unable to continue operations. If we raise funds through strategic collaborations or other similar arrangements with third parties, we may have to relinquish valuable rights to our technology, future revenue streams, research programs or product candidates or may have to grant licenses on terms that may not be favorable to us and/or may reduce the value of our units. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic or otherwise. Because of the numerous risks and uncertainties associated with product development, we cannot predict the timing or amount of increased expenses, and there is no assurance that we will ever be profitable or generate positive cash flow from operating activities.

Cash Flows

Cash Flows for the Six Months Ended June 30, 2022 and 2021

The following table provides information regarding our cash flows for the six months ended June 30, 2022 and 2021 (in thousands):

	Six Months Ended June 30,
	2022	2021
Net cash flows used in operating activities	$(38,485)	$(19,095)
Net cash flows used in investing activities	(1,225)	(3,393)
Net cash flows provided by financing activities	41,034	29,985
Net change in cash and cash equivalents	$1,324	$7,497

Operating Activities

Net cash used in operating activities was approximately $38.5 million for the six months ended June 30, 2022, reflecting a net loss of approximately $89.6 million and uses driven by changes in working capital of approximately $11.0 million. Such uses were partially offset by non-cash charges of $62.1 million. The non-cash charges primarily consisted of equity-based compensation expense of $60.7 million and depreciation and amortization expense of $1.5 million. The changes in working capital primarily relate to the timing of payments made to our vendors for services performed particularly as significant prepayments were made during the six months ended June 30, 2022.

Net cash used in operating activities was approximately $19.1 million for the six months ended June 30, 2021, reflecting a net loss of $24.3 million, partially offset by non-cash charges of $1.2 million and a net change of $4.0 million in our net working capital. The non-cash charges primarily consisted of depreciation and amortization of $0.9 million and equity-based compensation expense of $0.4 million.

The approximately $19.4 million increase in cash used in operating activities for the six months ended June 30, 2022 compared to the six months ended June 30, 2021 was primarily driven by the increased use of cash related to the timing of payments to our vendors and the net loss incurred during the period, after adjusting for the non-cash charges.

Investing Activities

Net cash used in investing activities were approximately $1.2 million and $3.4 million for the six months ended June 30, 2022 and 2021, respectively, which was due to purchases of equipment and facility expansion.

Financing Activities

Net cash provided by financing activities was $41.0 million and $30.0 million for the six months ended June 30, 2022 and 2021, respectively, which was due to the borrowing of funds under the Promissory Notes and sales of Legacy Class B-1 Units in the 2022 period and due to proceeds received from the issuance of the Legacy Class A Units in the 2021 period.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements. Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2 to our unaudited condensed consolidated financial statements included in Exhibit 99.2 of this Amendment No. 1 to the Current Report on Form 8-K.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our audited consolidated financial statements included in Exhibit 99.1 of this Amendment No. 1 to the Current Report on Form 8-K.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

JOBS Act Accounting Election

ProKidney Corp. is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. ProKidney Corp. has elected to use this extended transition period under the JOBS Act. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our ordinary shares less attractive to investors.